Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANCORP, INC. DOUGLAS CRICHFIELD, PRESIDENT & CEO (303) 937-6429 ROBERT J. FENTON, EVP & CFO (303) 202-0933
News Release
Solera National Bancorp Earnings increase 60% to $181,000 in 1Q13;
New Residential Mortgage Division Accretive to Earnings
LAKEWOOD, CO - April 29, 2013 - Solera National Bancorp, Inc. (OTCQB: SLRK), the holding company for Solera National Bank, today reported earnings increased 60% to $181,000, or $0.07 per share for the first quarter of 2013, compared to $113,000, or $0.04 per share, for the fourth quarter of 2012. First quarter profits were driven by increased loan demand and solid credit quality.
“Our substantial expansion into the residential mortgage market at the end of last year is proving to be a sound investment, generating $52 million in loan originations in the first quarter of 2013, in line with expectations,” said Douglas Crichfield, President and Chief Executive Officer. “And, in spite of initial start-up costs expended to launch our mortgage division, that operation was profitable for the first quarter of 2013.”
“We recently announced our Preferred Lender status with the U.S. Government's Small Business Administration (SBA) lending program. Our Preferred Lender status will allow us to streamline the loan approval process and expand our commercial lending reach to small and medium sized businesses,” added Crichfield. “With this Preferred Lender designation, we are able to make final credit decisions in-house, speeding up the whole lending process. We are proud to be an SBA Preferred Lender, and look forward to continuing to provide our clients with exceptional service.”
First Quarter 2013 Highlights (at or for the period ended March 31, 2013, except as noted)

•	In February 2013, Solera announced it will acquire approximately $12 million in core deposits from Liberty Savings Bank. This transaction is expected to close in the second quarter of 2013.

•	Solera National Bank received its SBA Preferred Lender status from the U.S. Government's Small Business Administration (SBA) on April 12, 2013.

•
Net income increased 60% to $181,000, from the preceding quarter, primarily due to the increase in noninterest income which was bolstered by $1.5 million in gains from the sale of loans, primarily due to our residential mortgage division.

•	Total revenue increased to $2.7 million in the first quarter of 2013, up from $1.1 million in the first quarter of 2012.

•	Gross loans increased 17%, or $9.2 million, to $64.2 million from the like quarter a year ago, and grew 8%, or $4.6 million, from the fourth quarter 2012.

•	Total deposits increased 4% to $123.5 million, and noninterest-bearing demand deposits grew 8%, compared to a year ago.

•	The Bank's capital ratios significantly exceed regulatory requirements for a well-capitalized financial institution with total risk-based capital at 17.1%

•	Tangible book value, excluding unrealized gains on securities, improved to $7.48 per share up from $7.25 per share a year earlier.
2013 Metro Denver Economic Update
The Metro Denver Economic Development Corporation stated that, “The Metro Denver residential real estate market will continue to outperform the nation with decreasing foreclosures, increasing home prices, and strong new construction activity. The region continues to be a highly attractive place to live and do business, as evidenced by existing company expansions and the attraction of several major new corporate players.”
“This economic prediction is great news for Solera and our residential mortgage division. In fact, more recent data states that homes sales closed rose 19% through the first two months of 2013, compared with the same time last year,” commented Crichfield. “As we go forward, we will continue to generate fee income by selling the guaranteed portion of SBA 7(a) loans and residential mortgage loans on the secondary market.”
Balance Sheet Review and Credit Quality
Solera's total assets increased 16% to $169.2 million at March 31, 2013, from $146.2 million a year ago, and grew 10% from $153.9 million at December 31, 2012.
“Commercial and residential loan demand has been particularly strong in the first quarter. While refinance activity remains elevated, our residential mortgage originations were primarily for newly purchased homes, which accounted for 62% of first quarter volumes,” said Crichfield. “With the rebound in our housing market, we expect loan demand to be robust. We have introduced construction loans for individuals building homes, which nicely fills in a product offering for our mortgage group.”
Gross loans totaled $64.2 million at the end of the first quarter 2013, up 17% from $55.1 million at the end of the first quarter a year ago, and up 8% compared to $59.6 million at the end of the fourth quarter 2012. Portfolio loan originations for the first quarter totaled approximately $7.8 million, while loan payoffs totaled approximately $1.7 million. Additionally, we sold approximately $1.5 million in SBA 7(a) loans which generated gains of $111,000.
Solera's loan portfolio was well-diversified at the end of March; owner-occupied commercial real estate loans represented 30% of the portfolio, investor-owned commercial real estate loans were 36% of the loan portfolio, commercial and industrial loans represented 15%, residential real estate loans 16% and construction and consumer loans totaling 3% of the loan portfolio.
The investment securities portfolio totaled $75.7 million at March 31, 2013, down approximately $9 million from the balances at both December 31, 2012 and March 31, 2012. “We had forecasted the investment portfolio to decline in the first quarter because of the anticipated demand to fund our growing and higher-yielding residential mortgage and commercial loan portfolios,” said Robert J. Fenton, Executive Vice President and Chief Financial Officer.
Solera increased its total deposits 4% to $123.5 million at March 31, 2013, from $119.1 million a year earlier. Core deposits, which exclude certificates of deposits, accounted for 52% of total deposits at the end of March 2013. “The core deposit franchise will be enhanced from the approximately $12 million of deposits we expect to acquire from Liberty Savings Bank in June 2013, following regulatory approval,” added Fenton.

Non-performing assets (NPAs), which consist primarily of other real estate owned, were 1.43% of total assets at March 31, 2013, down from 1.88% of total assets a year ago. Non-performing loans were 1.01% of gross loans at March 31, 2013, compared to 1.78% of gross loans a year ago. “The increase in NPAs from the 2012 year-end was primarily the result of one loan going into non-accrual status,” Fenton commented. The allowance for loan losses totaled $1.1 million, equal to 1.67% of total loans at March 31, 2013, compared to 1.78% of total loans at December 31, 2012 and 1.96% of total loans a year ago. “Although the Bank's loan portfolio grew 8% during the first quarter of 2013, management decided no provision for loan and lease losses was necessary given the steady improvement in asset quality. We feel we are adequately reserved at 1.67% of total loans,” added Fenton.
Stockholders' equity was $20.3 million and tangible book value, excluding unrealized gains on securities, was $7.48 per share at March 31, 2013. Solera's tangible common equity, excluding unrealized gains on securities, was 11.3% of tangible assets at the end of the first quarter of 2013.
Review of Operations
Total revenue (defined as net interest income plus noninterest income) benefitted considerably from our residential mortgage division. First quarter total revenue was $2.7 million compared to $1.4 million in the fourth quarter of 2012 and $1.1 million in the first quarter of 2012.
Net interest income increased 5% to $1.1 million, compared to $1.0 million in the fourth quarter of 2012 and was up 8% from $969,000 in the first quarter a year ago.
“The gains generated from selling mortgage loans on the secondary market increased our noninterest income substantially compared to both the linked and year ago quarters. In fact, gains on the sale of loans contributed $1.5 million to noninterest income in the first quarter, compared to $124,000 from the preceding quarter,” commented Fenton. Total noninterest income increased 374% to $1.7 million from $351,000 in the fourth quarter of 2012, and grew substantially from $138,000 in the first quarter a year ago.
The net interest margin (NIM) expanded 6 basis points to 2.75% for the first quarter of 2013, compared to 2.69% for the fourth quarter of 2012, but contracted 3 basis points from 2.78% in the first quarter of 2012.
“The NIM compression from a year ago was largely due to lower yields on both the loan portfolio and the investment portfolio as we continue to experience an unprecedented low interest rate environment. The yield on investments fell 15 basis points to 2.27% from a year ago, while the yield on loans declined 67 basis points to 5.14%,” said Fenton. “Fortunately, we were able to find some cost savings in our funding to help offset the decreased yield on loans and investments.” Compared to the first quarter of 2012, the cost of our interest-bearing liabilities decreased 23 basis points to 0.87%.
Noninterest expense totaled $2.5 million in the first quarter 2013, compared to $1.2 million and $1.1 million in the preceding quarter and the first quarter a year ago, respectively. “As anticipated, expenses were up in the first quarter of 2013 due to the launching of our residential mortgage division and an increase in full-time equivalent employees from 25 at March 31, 2012 to 82 at March 31, 2013. That being said, the revenue we earned from the generation of mortgage loans was accretive to earnings one quarter ahead of plan,” said Crichfield.
Annual Meeting of Shareholders
Solera National Bancorp will hold its Annual Meeting of Shareholders at the Pinehurst Country Club, Denver, Colorado, on May 22nd, at 10:00 a.m. (MDT). “We encourage all interested investors to attend and request that our shareholders vote their proxies well in advance of the meeting,” concluded Crichfield.

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market. It prides itself in delivering personalized customer service - welcoming, inclusive and respectful - combined with leading-edge banking capabilities. The Bank is also actively involved in the community in which it serves. For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company's Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; general economic conditions may be less favorable than expected, causing an adverse impact on our financial performance; and the Company is subject to extensive regulatory oversight, which could restrain its growth and profitability. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
($000s)	3/31/2013	12/31/2012	3/31/2012
ASSETS
Cash and due from banks	$1,234	$1,038	$729
Federal funds sold	—	1,700	—
Interest-bearing deposits with banks	257	257	357
Investment securities, available-for-sale	75,739	84,710	84,498
FHLB and Federal Reserve Bank stocks, at cost	1,865	1,189	1,148
Gross loans	64,240	59,632	55,086
Net deferred (fees)/expenses	137	175	1
Allowance for loan and lease losses	(1,074)	(1,063)	(1,077)
Net loans	63,303	58,744	54,010
Loans held for sale	19,539	180	—
Premises and equipment, net	1,006	998	571
Other real estate owned	1,776	1,776	1,776
Accrued interest receivable	711	707	666
Bank-owned life insurance	3,086	2,067	2,008
Other assets	727	531	411
TOTAL ASSETS	$169,243	$153,897	$146,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing demand deposits	$3,466	$3,387	$3,217
Interest-bearing demand deposits	7,275	8,218	8,724
Savings and money market deposits	54,066	55,358	57,503
Time deposits	58,675	57,769	49,688
Total deposits	123,482	124,732	119,132

Securities sold under agreements to repurchase and federal funds purchased	54	54	663
Accrued interest payable	67	56	62
FHLB borrowings	24,574	8,500	6,500
Accounts payable and other liabilities	796	614	368
TOTAL LIABILITIES	148,973	133,956	126,725

Common stock	26	26	26
Additional paid-in capital	26,254	26,206	26,159
Accumulated deficit	(7,178)	(7,359)	(7,679)
Accumulated other comprehensive income	1,168	1,068	943
TOTAL STOCKHOLDERS' EQUITY	20,270	19,941	19,449
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$169,243	$153,897	$146,174

SOLERA NATIONAL BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
($000s, except per share data)	3/31/2013	12/31/2012	3/31/2012
Interest and dividend income
Interest and fees on loans	$790	$835	$788
Interest on loans held for sale	94	—	—
Investment securities	446	465	503
Dividends on bank stocks	15	11	8
Other	1	3	2
Total interest income	1,346	1,314	1,301
Interest expense
Deposits	257	277	300
FHLB borrowings	39	33	31
Other	—	1	1
Total interest expense	296	311	332
Net interest income	1,050	1,003	969
Provision for loan and lease losses	—	—	—
Net interest income after provision for loan and lease losses	1,050	1,003	969
Noninterest income
Customer service and other fees	19	19	15
Other income	19	47	9
Gain on loans sold	1,525	124	—
Gain on sale of available-for-sale securities	100	161	114
Total noninterest income	1,663	351	138
Noninterest expense
Salaries and employee benefits	1,673	727	567
Occupancy	256	113	127
Professional fees	134	106	144
Other general and administrative	469	295	308
Total noninterest expense	2,532	1,241	1,146
Net income (loss)	$181	$113	$(39)

Earnings per share	$0.07	$0.04	$(0.02)
Tangible book value per share	$7.48	$7.39	$7.25
Net interest margin	2.75%	2.69%	2.78%

Asset Quality:
Non-performing loans to gross loans	1.01%	0.02%	1.78%
Non-performing assets to total assets	1.43%	1.16%	1.88%
Allowance for loan losses to total loans	1.67%	1.78%	1.96%
Allowance for loan losses to non-performing loans	164.98%	NM*	110.01%
Other real estate owned	$1,776	$1,776	$1,776
* Not meaningful due to the insignificant amount of non-performing loans.

Selected Financial Ratios:
Tier 1 leverage ratio (1)	10.5%	10.8%	11.2%
Tier 1 risk-based capital ratio (1)	16.0%	18.1%	18.9%
Total risk-based capital ratio (1)	17.1%	19.3%	20.2%
(1) Solera National Bank only